EXECUTIVE MORTGAGE ASSISTANCE AGREEMENT
This Agreement is entered into by and between Forward Air Corporation (the “Company”) and Michael J. Morris (“Executive”) on the 23rd day of January, 2017.
WHEREAS, in connection with Executive accepting employment with the Company, the Company requested Executive to relocate from Ann Arbor, Michigan to Atlanta, Georgia (the “Relocation”);
WHEREAS, at the time of Executive’s hiring, the Company agreed to provide certain relocation assistance to Executive in the form of reimbursement of certain agreed upon relocation expenses; and
WHEREAS, Executive and Company desire to add mortgage assistance payments to the relocation assistance package provided to Executive.
NOW, THEREFORE, the parties agree as follows:
1.     Amount of Mortgage Assistance. Until the earlier of (i) such date that Executive sells his home in Ann Arbor, Michigan or (ii) August 31, 2017, the Company shall reimburse Executive or pay on his behalf up to $32,400 in mortgage assistance (“Mortgage Assistance”), payable in monthly installments equal to the lower of (i) $3,600 or (ii) the actual amount of the applicable month’s mortgage payment as reported by Executive to the Company.
2.     Recoupment of Relocation Expenses. Executive shall be required to repay all or a portion of the Mortgage Assistance paid hereunder as follows:
(i)    In the event Executive voluntarily resigns from his position with the Company within one year of the date of this Agreement, Executive shall repay the Company the full amount of Mortgage Assistance provided to him or on his behalf within 15 days of written demand by the Company.
(ii)      In the event Executive voluntarily resigns from his position with the Company within two years of the date of this Agreement, Executive shall repay the Company the portion of the Mortgage Assistance calculated by multiplying (1) the total Mortgage Assistance provided to him or on his behalf by (2) a fraction, (A) the numerator of which is twenty-four (24) less the number of full calendar months elapsed since the date of this Agreement and (B) the denominator of which shall be twenty-four (24).
(iii)     In the event that the Company terminates the employment of Executive for “Cause,” Executive shall repay the Company the full amount of Mortgage Assistance provided to him or on his behalf within 15 days of written demand by the Company. For purposes of this Agreement, “Cause” shall mean any one or more of the following, as determined by the Company in its sole discretion:
(a) any act or omission by Executive which, if convicted by a court of law, would constitute a felony or a crime of moral turpitude;
(b) Executive’s dishonesty or material violation of standards of integrity in the course of fulfilling his employment duties to the Company or any Affiliate (as defined herein);
(c) insubordination or a material violation of a material written policy of the Company or any Affiliate, violation of which would be grounds for dismissal under applicable Company policy;
(d) willful, repeated failure on the part of Executive to perform his employment duties (provided that such duties are ethical and proper under applicable law) in any material respect, after reasonable written notice of such failure and an opportunity to correct it under a circumstance where the conduct constituting “Cause” is reasonably open to a cure (for instance, where the conduct does not involve a violation of trust or otherwise adversely affect the relationship between the Employee and the Employer on a going-forward basis), and the period to correct shall be established by the Company;
(e) any act or omission materially adverse to the interest of the Company or any Affiliate, or reasonably likely to result in material harm to the Company or any Affiliate;

(f) failure to comply in any material respect with the Company’s Code of Business Conduct and Ethics or Insider Trading Policy, or willful, repeated failure to comply in any material respect with the Company’s Executive Stock Ownership and Retention Guidelines; or
(g) failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any rules or regulations thereunder, or any similar, applicable statute, regulation or legal requirement.
(iv) For purposes of this Agreement ,“Affiliate” means any person with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code and Treas. Reg. §1.409A-3(i)(5)(ii), except that in applying Sections 1563(a)(1), (2), and (3) of the Code for purposes of determining a controlled group of corporations under Section 414(b) of the Code; the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Sections 1563(a)(1), (2), and (3) of the Code, and in applying Treas. Reg. § 1.414(c)-(2) for purposes of determining a controlled group of trades or businesses under Section 414(c) of the Code, the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Reg. § 1.414(c)-(2).
3.    Taxes. All payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts relating to federal, state, local or foreign taxes as the Company reasonably may determine it should withhold pursuant to any applicable law or regulation.
4.     Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in a writing that is signed by the Company and Executive. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. Nothing contained herein shall be held to alter, vary, or affect any of the terms, provisions, or conditions of your Employment Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Tennessee (regardless of the laws that might otherwise govern under principles of conflicts of law).
5. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
6. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
7. No Employment Contract. This Agreement shall not be deemed (i) to give Executive any right to continue to be retained in the employ of the Company, or (ii) to interfere with the right of the Company to discharge Executive at any time, with or without cause, which right is hereby reserved.
Executed by the parties on the date set forth above.

FORWARD AIR CORPORATION		EXECUTIVE

By:	/s/ Michael L. Hance	/s/ Michael J. Morris
	Michael L. Hance	Michael J. Morris
Title:	SVP & CLO